Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2023 RESULTS

Minneapolis/February 2, 2023/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the second quarter ended December 31, 2022.

Second Quarter FY2023 Highlights

●Second quarter organic revenue increased by 4% (1% reported) to $271.6 million and 5% (3% reported) in the first half of fiscal 2023 to $541.2 million.

●GAAP earnings per share1) (EPS) was $0.31 versus $0.49 one year ago. Delivered adjusted EPS1) of $0.47, consistent with the prior year, with foreign currency exchange negatively impacting EPS by $0.02 per share when compared to the prior year.

●Growth in the ExoDx Prostate test continued with its fourth consecutive record quarter, as tests performed grew over 70% and revenue more than doubled year-over-year.

●Successful execution and expansion of our cell and gene therapy platform with a record quarter in GMP protein sales and the launch of RNAscope Plus.

●Enhancement of our ProteinSimple branded product offering with the launch of the MauriceFlex instrument and the opening of a state-of-the-art immunoassay product innovation and manufacturing facility.

1)On November 29, 2022, the company executed a four-for-one split of Bio-Techne’s common stock in the form of a stock dividend to all shareholders of record on November 14, 2022. All references made to share or per share amounts in this press release have been retroactively adjusted to reflect the effects of the stock split.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“As we lap high revenue growth rates from last year, we continued to grow in Q2 despite a slow-down in Biotech funding and the Covid illness that is sweeping China”, said Chuck Kummeth, President and CEO of Bio-Techne.  “Within the quarter, we delivered much improved results in Europe.  Also, our run-rate consumable business in the US and our Cell Therapy portfolio grew double-digits, indicating continued underlying strength in our end markets.”

Kummeth continued, “Meanwhile, our ExoDx Prostate test continued its rapid adoption, with revenues more than doubling in the quarter compared to the prior year.  Our portfolio of innovative tools, bioactive reagents, and technologies are aimed at some of the highest growth life science tools and diagnostic markets.  This diverse portfolio combined with the investments we have made in our people, our facilities, and our new product pipeline, position the Company to execute on our strategic growth plan and deliver our long-term targets.”

Second Quarter Fiscal 2023

Revenue

Net sales for the second quarter increased 1% to $271.6 million. Organic growth was 4% compared to the prior year with acquisitions contributing 1% and foreign currency exchange having an unfavorable impact of 4%.

GAAP Earnings Results

GAAP EPS was $0.31 per diluted share, versus $0.49 in the same quarter last year. Prior year GAAP EPS was favorably impacted by a non-recurring gain of approximately $28.4 million on our ChemoCentryx investment. GAAP operating income for the second quarter of fiscal 2023 increased 9% to $67.9 million, compared to $62.3 million in the second quarter of fiscal 2022. GAAP operating margin was 25.0%, compared to 23.2% in the second quarter of fiscal 2022. GAAP operating margin compared to prior year was positively impacted by a non-recurring impairment in the prior year related to our Eminence investment.

Non-GAAP Earnings Results

Adjusted EPS was $0.47 per diluted share in both the second quarter of fiscal 2023 and in the comparative period. Adjusted EPS remained flat year-over-year with unfavorable foreign currency exchange being offset by reduced net interest expense. Adjusted operating income for the second quarter of fiscal 2023 decreased 6% compared to the second quarter of fiscal 2022. Adjusted operating margin was 35.5%, compared to 38.3% in the second quarter of fiscal 2022. Adjusted operating margin decreased compared to the prior year due to unfavorable foreign currency exchange, higher inflation, and strategic growth investments including the Namocell acquisition.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2023 net sales were $203.9 million, a decrease of 1% from $205.0 million for the second quarter of fiscal 2022. Organic growth for the segment was 2%, with foreign currency exchange having an unfavorable impact of 4% and acquisitions contributing 1%. Protein Sciences segment’s operating margin was 43.8% in the second quarter of fiscal 2023 compared to 45.5% in the second quarter of fiscal 2022. The segment’s operating margin compared to the prior year was negatively impacted by unfavorable foreign currency exchange, higher inflation, and the Namocell acquisition.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s second quarter fiscal 2023 net sales were $68.0 million, an increase of 5% from $64.5 million for the second quarter of fiscal 2022. Organic growth for the segment was 7%, with foreign exchange having an unfavorable impact of 2%. The Diagnostics and Genomics segment’s operating margin was 12.2% in the second quarter of fiscal 2023 compared to 16.9% in the second quarter of fiscal 2022. The segment’s operating margin was negatively impacted by foreign exchange, higher inflation, and the timing of strategic growth investments.

Conference Call

Bio-Techne will host an earnings conference call today, February 2, 2023 at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13735661. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13735661. The replay will be available from 11:00 a.m. CST on Thursday, February 2, 2023, until 11:00 p.m. CST on Thursday, March 2, 2023.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic growth
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries for the quarter ended December 31, 2022 due to the sale of Changzhou Eminence Biotechnology Co., Ltd. (Eminence) in the first quarter of fiscal 2023. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the six months ended December 31, 2022.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense.

Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.

Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2022 and has approximately 3,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio techne.com.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net Sales	$271,581	$269,276	$541,236	$526,995
Cost of sales	88,221	85,585	178,280	172,307
Gross margin	183,360	183,691	362,956	354,688
Operating Expenses:
Selling, general and administrative	93,010	100,693	192,386	186,868
Research and development	22,459	20,650	46,362	42,250
Total Operating Expenses	115,469	121,343	238,748	229,118
Operating income	67,891	62,348	124,208	125,570
Other income (expense)	(1,462)	23,831	45,938	27,992
Earnings before income taxes	66,429	86,179	170,146	153,562
Income taxes	16,424	14,120	30,407	12,522
Net earnings, including noncontrolling interest	$50,005	$72,059	$139,739	$141,040
Net earnings (loss) attributable to noncontrolling interest	-	(8,114)	179	(8,748)
Net earnings attributable to Bio-Techne	50,005	80,173	139,560	149,788
Earnings per share1):
Basic	$0.32	$0.51	$0.89	$0.95
Diluted	$0.31	$0.49	$0.86	$0.91
Weighted average common shares outstanding1)
Basic	157,011	157,240	156,887	156,808
Diluted	161,750	164,828	161,766	164,636

1)Prior period share and per share amounts have been retroactively adjusted to reflect the four-for-one stock split effected in the form of a stock dividend in November 2022.

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/2022	6/30/2022
ASSETS
Cash and equivalents	$164,682	$172,567
Short-term available-for-sale investments	32,074	74,462
Accounts receivable, net	184,763	194,548
Inventories	160,233	141,123
Other current assets	23,431	22,856
Total current assets	565,183	605,556

Property and equipment, net	223,851	223,242
Right of use asset	83,937	65,556
Goodwill and intangible assets, net	1,437,236	1,353,623
Other assets	53,194	46,828
Total assets	$2,363,401	$2,294,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$69,012	$113,704
Contract liabilities	21,812	23,406
Income taxes payable	25,277	13,237
Contingent consideration payable	—	—
Operating lease liabilities - current	10,975	11,928
Current portion of long-term debt obligations	—	12,500
Other current liabilities	1,319	1,243
Total current liabilities	128,395	176,018

Deferred income taxes	111,381	98,994
Long-term debt obligations	200,000	243,410
Operating lease liabilities	78,183	58,133
Long-term contingent consideration payable	7,000	5,000
Other long-term liabilities	11,336	12,239
Stockholders' equity	1,827,106	1,701,011
Total liabilities and stockholders' equity	$2,363,401	$2,294,805

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Gross margin percentage - GAAP	67.5%	68.2%	67.1%	67.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.0%	0.1%	0.3%
Amortization of intangibles	4.1%	3.8%	4.1%	3.9%
Stock compensation expense - COGS	0.1%	0.2%	0.1%	0.1%
Impact of partially-owned consolidated subsidiaries1)	—%	0.1%	(0.1)%	0.2%
Gross margin percentage - Adjusted	71.7%	72.3%	71.3%	71.8%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Operating margin percentage - GAAP	25.0%	23.2%	22.9%	23.8%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.0%	0.1%	0.3%
Amortization of intangibles	7.0%	6.8%	7.1%	7.0%
Acquisition related expenses and other	(3.0)%	(4.9)%	(1.3)%	(2.9)%
Eminence Impairment	-%	7.0%	-%	3.6%
Stock-based compensation, inclusive of employer taxes	6.2%	5.5%	6.0%	5.4%
Restructuring costs	0.3%	0.3%	0.5%	0.4%
Impact of partially-owned consolidated subsidiaries1)	0.0%	0.4%	(0.1)%	0.4%
Operating margin percentage - Adjusted	35.5%	38.3%	35.2%	38.0%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. The excluded revenue attributable to partially-owned consolidated subsidiaries had no impact on the operating margin for the second quarter of fiscal 2023, and a 0.1% impact for the comparative prior period.  The excluded operating (income)/loss had no impact on the operating margin for the second quarter of fiscal 2023, and 0.3% impact for the comparative prior period. The excluded revenue attributable to partially-owned consolidated subsidiaries had a 0.1% impact on the operating margin for the first six months of fiscal 2023 and had a 0.1% impact for the first six months of fiscal 2022. The excluded operating (income)/loss had a (0.2)% impact on the operating margin for the first six months of fiscal 2023, and 0.3% on the first six months of fiscal 2022.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net earnings before taxes- GAAP	$66,429	$86,179	$170,146	$153,562
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	100	84	400	1,596
Amortization of intangibles	19,125	18,380	38,408	36,769
Acquisition related expenses and other	(8,162)	(13,168)	(7,484)	(15,430)
Eminence impairment	—	18,715	—	18,715
Gain on sale of partially owned consolidated subsidiaries	—	—	(11,682)	—
Stock-based compensation, inclusive of employer taxes	16,878	14,815	32,336	28,675
Restructuring costs	780	743	2,950	1,928
Investment (gain) loss and other non-operating	74	(28,395)	(38,013)	(34,630)
Impact of partially-owned consolidated subsidiaries1)	—	1,004	(420)	2,567
Net earnings before taxes - Adjusted1)	$95,224	$98,357	$186,641	$193,752
Non-GAAP tax rate	21.0%	21.4%	21.0%	21.2%
Non-GAAP tax expense	19,998	21,048	39,195	41,076
Non-GAAP adjusted net earnings attributable to Bio-Techne1)	$75,226	$77,309	$147,446	$152,676
Earnings per share - diluted - Adjusted1,2)	$0.47	$0.47	$0.91	$0.93

1) Includes the results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Prior period share and per share amounts have been retroactively adjusted to reflect the four-for-one stock split effected in the form of a stock dividend in November 2022.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
GAAP effective tax rate	24.7%	16.4%	17.9%	8.2%
Discrete items	(7.0)	7.5	1.9	16.4
Impact of non-taxable net gain	(0.2)	—	1.4	—
Annual forecast update	3.7	0.7	—	—
Long-term GAAP tax rate	21.2%	24.6%	21.2%	24.6%
Rate impact items
Stock based compensation	(2.0)%	(1.7)%	(2.5)%	(1.9)%
Other	1.8%	(1.5)%	2.3%	(1.5)%
Total rate impact items	(0.2)%	(3.2)%	(0.2)%	(3.4)%
Non-GAAP adjusted tax rate	21.0%	21.4%	21.0%	21.2%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Protein Sciences segment revenue	$203,887	$204,971	$403,836	$402,156
Diagnostics and Genomics segment revenue	68,003	64,527	137,907	125,512
lntersegment revenue	(309)	(222)	(507)	(673)
Consolidated revenue	$271,581	$269,276	$541,236	$526,995

BIO-TECHNE CORPORATTON

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Protein Sciences segment operating income	$89,336	$93,281	$175,278	$183,381
Diagnostics and Genomics segment operating income	8,296	10,880	16,934	18,344
Segment operating income	97,632	104,161	192,212	201,725
Corporate general, selling, and administrative	(1,165)	(1,334)	(2,567)	(1,524)
Adjusted operating income	96,467	102,827	189,645	200,201
Cost recognized upon sale of acquired inventory	(100)	(84)	(400)	(1,595)
Amortization of intangibles	(19,125)	(18,380)	(38,408)	(36,769)
Acquisition related expenses and other	8,307	13,262	8,010	15,618
Eminence Impairment	—	(18,715)	—	(18,715)
Impact of partially-owned consolidated subsidiaries1)	—	(1,004)	647	(2,567)
Stock-based compensation, inclusive of employer taxes	(16,878)	(14,815)	(32,336)	(28,675)
Restructuring costs	(780)	(743)	(2,950)	(1,928)
Operating income	$67,891	$62,348	$124,208	$125,570

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net earnings attributable to Bio-Techne	$50,005	$80,173	$139,560	$149,788
Net interest expense (income)	1,388	2,657	4,745	5,873
Depreciation and amortization	26,703	25,102	53,344	49,836
Income taxes (benefit)	16,424	14,120	30,407	12,522
EBITDA attributable to Bio-Techne	94,520	122,052	228,056	218,019
Costs recognized upon sale of acquired inventory	100	84	400	1,595
Acquisition related expenses and other	(8,162)	(13,168)	(7,484)	(15,430)
Eminence impairment	—	18,715	—	18,715
Gain on sale of partially owned consolidated subsidiaries	—	—	(11,682)	—
Stock-based compensation, inclusive of employer taxes	16,878	14,815	32,336	28,675
Restructuring costs	780	743	2,950	1,928
Investment (gain) loss and other	74	(28,395)	(38,013)	(34,630)
Impact of partially-owned consolidated subsidiaries1)	—	(7,110)	(241)	(6,181)
Adjusted EBITDA	$104,190	$107,736	$206,322	$212,691

1)	Net earnings attributable to Bio-Techne excludes non-controlling interest of approximately 43% of the GAAP net earnings or loss for Eminence. To prevent double-counting the non-controlling interest component within our Adjusted EBITDA calculation, the amount accounts for both the non-controlling interest within the GAAP metric and the impact of partially-owned consolidated subsidiaries within our Non-GAAP adjusted consolidated net earnings table

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	SIX MONTHS
	ENDED
	12/31/2022	12/31/2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$139,739	$141,040
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	53,344	49,836
Costs recognized on sale of acquired inventory	400	1,596
Deferred income taxes	(6,365)	7,233
Stock-based compensation expense	31,205	25,706
Gain on sale of CCXI investment	(37,176)	—
Fair value adjustment to available for sale investments	(839)	(33,672)
Contingent consideration payments - operating	—	(3,300)
Fair value adjustment to contingent consideration payable	(8,600)	(16,400)
Asset impairment restructuring	—	546
Eminence impairment	—	18,715
Gain on sale of Eminence	(11,682)	—
Other operating activities	(39,561)	(41,873)
Net cash provided by (used in) operating activities	120,465	149,427
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(15,665)	(16,238)
Acquisitions, net of cash acquired	(101,184)	—
Investment of forward purchase contract	—	(25,000)
Proceeds from sale of Eminence	17,824	—
Proceeds from sale of CCXI investment	73,219	—
Other investing activities	6,009	(1,050)
Net cash provided by (used in) investing activities	(19,797)	(42,288)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(25,106)	(25,069)
Proceeds from stock option exercises	16,977	56,500
Long-term debt activity, net	(56,000)	(59,250)
Contingent consideration payments - financing	—	(700)
Share repurchases	(19,562)	(41,294)
Other financing activities	(20,310)	(23,247)
Net cash provided by (used in) financing activities	(104,001)	(93,060)
Effect of exchange rate changes on cash and cash equivalents	(4,552)	(1,325)
Net increase (decrease)in cash and cash equivalents	(7,885)	12,754
Cash and cash equivalents at beginning of period	172,567	199,091
Cash and cash equivalents at end of period	$164,682	$211,845